EXHIBIT 99.2

Press Release dated March 23, 2000, of Darden Restaurants, Inc.

                            RITA P. WILSON ELECTED TO
                      DARDEN RESTAURANTS BOARD OF DIRECTORS

ORLANDO, FL - Darden Restaurants Inc. has elected Rita P. Wilson, President of Allstate Indemnity Company, to its Board of Directors. She is the eighth outside director for Darden, which owns and operates the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones restaurant brands.

         "We're extremely pleased to welcome Rita to our board," said Joe R. Lee, Darden's chairman and chief executive officer. "Her proven leadership, extensive knowledge of the financial services industry and experience with operating a multi-unit, geographically dispersed operation will serve us well as we continue to build Darden into the best casual dining restaurant company, now and for generations."

         As president of Allstate Indemnity, Wilson leads the nation's largest provider of non-standard automobile insurance, with more than three million policyholders and $3 billion in annual revenue. She also heads Allstate County Mutual, Allstate Texas Lloyds and Allstate Enterprises. All of these companies are subsidiaries of Allstate Insurance, the leading publicly-held personal lines insurer in the United States, with more than 20 million customers and nearly 55,000 employees.

         "I'm very excited and proud to be joining the Darden board," said Wilson. "This is a progressive, growing company with a strong customer focus, high integrity and a history of giving back to the communities where they do business."

         Wilson has had a distinguished career in the financial services industry. She joined Allstate in 1974 as an operations supervisor trainee and held a variety of management positions over the next nine years, including serving as an Assistant Regional Manager. In 1983 the company appointed her Regional Vice President, responsible for a four-state region in the Midwest, then promoted her to Regional Vice President of its South Texas and, later, its Illinois operations.

         Wilson was named Allstate's Vice President of Corporate Human Resource Administration in 1987, then assumed the position of Territorial Vice President, with responsibility for a third of the company's U.S. operations, a year later. In 1990 she became Senior Vice President of Corporate Relations and joined Allstate's board and Senior Management Team. After one-and-a-half-years in a similar role for Ameritech, from November 1994 to April 1996, Wilson returned to the same position at Allstate before being promoted to her current position in January 1999.

         Wilson received a bachelor's degree in Education from St. Paul's College in Lawrenceville, VA, and did graduate work at Temple University. Before joining Allstate she was a teacher in Japan and a social worker in Philadelphia.

         During her career, Wilson has received numerous civic and professional awards, including the King Legacy Award for demonstrating strong values, morals and a commitment to developing youth, and the Women in International Industry National YWCA Award. She has also been named to Ebony Magazine's Best and Brightest in Corporate America and Top 50 Black Executives lists.

         Wilson joins Darden's other outside directors: Dan Burke, President Emeritus/Director, Capital Cities/ABC, Inc.; Odie Donald, CEO, Cable and Wireless Ltd.; Julius Erving, Vice President RDV Sports and Executive Vice President, Orlando Magic; Michael Rose, Chairman, Midaro Investments, Inc.; Dr. Hector de J. Ruiz, Ph.D., President & COO, Advanced Micro Devices; Maria Sastre, Vice President, Total Guest Satisfaction Services, Royal Caribbean International; and Jack Smith, former President and CEO, The Sports Authority.

         Darden Restaurants, with headquarters in Orlando, Florida, is the world's largest casual dining company, with 1,129 restaurants operating under the Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones brands, over 116,000 employees and annual sales of over $3.4 billion.


                                       10